Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 (Registration No. 333-126660) of Warner Chilcott Holdings Company III, Limited of our report dated March 31, 2006 relating to the Statements of Net Sales and Certain Costs and Expenses of the Dovonex Product Line of Bristol-Myers Squibb Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 19, 2006